AMENDMENT NO. 1 TO ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT

This Amendment No. 1 dated as of March 24, 2018 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated July 15, 2015 (the “Agreement”), by and between ALPS Series Trust (the “Trust”), organized as a Delaware statutory trust, on behalf of the DDJ Opportunistic High Yield Fund (the “Fund”), a series of the Trust, and ALPS Fund Services, Inc. a Colorado corporation (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement in certain respects as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree to amend the Agreement as follows:

1.	Effective as of July 15, 2018, Appendix C of the Agreement is deleted in its entirety and replaced with the Appendix C attached hereto and incorporated by reference herein.

2.	Section 13 of the Agreement is replaced in its entirety with a new Section 13 as follows:

13.	Liaison with Accountants, Custodians and Pricing Services; Assistance with Regulatory Examinations.

(a)	Accountants. ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and such other audit-related schedules as may be requested by the Funds’ independent public accountants or the Trust with respect to the services provided by ALPS hereunder. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

(b)	Pricing Services. ALPS shall utilize one or more pricing services, as directed by the Trust. The Trust shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Trust. For those securities where prices are not provided by the pricing service(s), the Trust shall approve, in good faith, the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s). In the event the Trust desires to provide a price that varies from the price provided by the pricing service(s), the Trust shall promptly notify and supply ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

(c)	Custodians. The Trust acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by a Trust (on behalf of a Fund), the Adviser, or a Fund’s custodian, other than ALPS’ completion of a reconciliation of the assets reported by the parties. The Trust acknowledges that it is the responsibility of the Trust to validate the existence of assets reported to ALPS. With respect to the services rendered under this Agreement, ALPS may rely on, and has no duty to investigate, the representations of the Adviser, Trust, a Fund, or a Fund’s custodian concerning existence of assets.

ALPS shall provide reasonable assistance in connection with any examination of or inquiry related to the Trust by a regulatory authority that includes a review of Trust records maintained by ALPS.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS SERIES TRUST,
on behalf of the Fund

By:
Name:	Jeremy O. May
Title:	President

ALPS FUND SERVICES, INC.

By:
Name:	Edmund J. Burke
Title:	Director

APPENDIX C

COMPENSATION

REDACTED

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